Exhibit 10.3
EMPLOYMENT AGREEMENT
AGREEMENT made as of the 28th day of September, 2005, between BKF Capital Group, Inc., a Delaware corporation (the “Company”), and John C. Siciliano (the “Executive”).
The Board of Directors of the Company (the “Board”) desires to provide for the employment of the Executive. The Executive is willing to commit himself to serve the Company on the terms and conditions herein provided.
In order to effect the foregoing, the Company and the Executive wish to enter into an employment agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
1.	Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.

2.	Term. The employment of the Executive by the Company as provided in Section 1 will commence on September 28, 2005 (the “Effective Date”) and end on the fourth anniversary of the Effective Date (the “Original Term”), unless further extended or sooner terminated as hereinafter provided (as extended or sooner terminated, the “Term”). Commencing on the expiration of the Original Term, the Term of the Executive’s employment shall automatically be extended for successive additional one-year periods, thereafter, unless, not later than 60 days prior to the expiration of the Original Term or any one-year extension thereof, either party shall have given notice to the other party hereto that it does not wish to extend this Agreement.

3.	Position and Duties. The Executive shall serve as Chief Executive Officer and President of each of the Company and John A. Levin & Co., Inc. and he shall have such responsibilities, duties and authority commensurate with such positions (or any position to which he may be promoted after the date hereof) and as may from time to time be assigned to the Executive by the Board that are consistent with such responsibilities, duties and authority. As of the Effective Date, the Executive shall be appointed as a member of the Board and the Company shall nominate the Executive for re-election to the Board upon the expiration of each of the Executive’s terms as a director that occurs during the Term. The Executive, in carrying out his duties under this Agreement, shall report directly to the Board. During the Term, the Executive shall devote substantially all his working time (excluding periods of vacation and other approved leaves of absence) and efforts to the business and affairs of the Company.

4.	Place of Performance. In connection with the Executive’s employment by the Company during the Term, the Executive shall be based at the principal executive offices of the Company in New York City, New York, except for required travel on the Company’s business.

5.	Compensation and Related Matters.
(a)	Salary. During the Term, the Company shall pay to the Executive an annual base salary at a rate of $950,000 per annum or such higher rate as may from time to time be determined by the Board, such salary to be paid in substantially equal installments in accordance with Company policy (but in any event not less frequently than monthly). The Executive’s base salary shall be subject to annual review for increase or decrease by the Board (or a committee thereof); provided that in no event shall the Executive’s base salary be payable at a rate of less than $950,000 per annum. Compensation of the Executive by salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of the Company.

(b)	Annual Bonus. The Executive will be eligible to receive an annual bonus (including for the 2005 calendar year) in an amount to be set at the sole discretion of the compensation committee of the Board. The Executive’s annual bonus will be paid in the form (and at the same general time) as bonuses are generally paid to senior managers and portfolio managers of the Company.

(c)	Equity Grants.
(i)	On the Effective Date the Executive shall be granted 250,000 restricted shares of the Company’s common stock, par value $.01 per share (“Stock”) (the “Sign-On Restricted Stock”). On December 30, 2005 (provided that Executive is then still in employment with the Company), the Executive shall be granted 250,000 stock options (the “Sign-On Options”) to acquire Stock for an exercise price per share equal to the fair market value of a share of Stock on the date of grant as determined by the Compensation Committee in accordance with the terms of the Company’s 1998 Incentive Compensation Plan, as amended (the “Company Equity Plan”). The Sign-On Restricted Stock and Sign-On Options (collectively, the “Sign-On Equity Grants”) shall each be 20% vested on December 30, 2005 and the remaining 80% of each type of grant shall vest ratably in 20% (i.e., 25% of the unvested 80%) installments on the first through fourth anniversaries of the Effective Date. Upon the death or disability (as described in Section 7(b) hereof) of the Executive, the Sign-On Equity Grants shall be vested (to the extent not then already vested) and, in the case of the Sign-On Options, shall remain exercisable in accordance with the terms of the Company Equity Plan and the Option Agreement evidencing such grant as described in Section 5(c)(iii) hereof.

(ii)	The Sign-On Restricted Shares and, on or following December 30, 2005, the Sign-On Options, shall vest on an accelerated basis if performance measures (including EBITDA and assets under management targets) to be agreed upon by the Company and the Executive are achieved. The Company and the Executive shall negotiate the terms of such performance objectives in good faith and shall use their reasonable best efforts to reach an agreement on such terms as soon as reasonably practicable but in no event later than March 31, 2006. In addition, immediately prior to the occurrence of a “Change in Control of the Company” (as defined herein), all Sign-On Equity Grants shall immediately vest.

(iii)	All Sign-On Equity Grants shall be awarded pursuant to the Company Equity Plan. The Sign-On Restricted Stock award shall be evidenced by a written Restricted Stock Agreement in substantially the form attached hereto as Exhibit A and the Sign-On Options shall be evidenced by a written Option Agreement in substantially the form attached hereto as Exhibit B, in each case modified, as necessary, to reflect the specific provisions of this Agreement. All shares of the Sign-On Restricted Stock and all shares of Stock that may be issued upon the exercise of the Sign-On Options shall have been timely registered with the Securities & Exchange Commission pursuant to a Form S-8 or otherwise.

(iv)	For purposes hereof, a “Change in Control of the Company” shall be deemed to have occurred upon (A) the acquisition (other than from the Company) by any “person” (as such term is defined in Sections 13(d) of 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of rule 13d-3 promulgated under the 1934 Act) of 50% or more of the combined voting power of the Company’s then outstanding voting securities; or (B) (1) a merger of consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation, do not, as result of such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation, or (2) the adoption by the Board of a plan of liquidation providing for the distribution of substantially all of the assets of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company (including without limitation a sale or other disposition of more than 50% of the capital stock of John A. Levin & Co., Inc). Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because 50% or more of the combined voting power of the Company’s then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.
(v)	The Executive shall be eligible for additional equity grants during the Term as determined by the Compensation Committee in its sole discretion.
(d)	Expenses/Short Term Living and Commuting Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, including all expenses of travel and living while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company and applicable to its senior executives. In addition, the Executive shall be reimbursed for his temporary housing costs in the New York City metropolitan region and for any reasonable commuting expenses (at economy fare rates for airplane travel) incurred between his current residence in California and New York City through the earlier of December 31, 2005 and the date that the Executive permanently relocates to the New York City metropolitan region, provided that the Executive provides the Company with written verification of such expenses and further provided, that such reimbursement will not exceed $50,000 in the aggregate.

(e)	Other Benefits. The Executive shall be entitled to participate in all of the current employee benefit plans, fringe and perquisite plans, practices, programs, policies and arrangements the Company generally makes available to its executives and key management employees at a level and on such terms as are commensurate with his positions (including, without limitation, each retirement plan, annual and long-term incentive compensation plans, stock option and purchase plans, group life insurance and accident plan, medical and dental insurance plans, and disability plan). The Executive shall be entitled to participate in or receive benefits under any employee benefit plan, fringe and perquisite plans, practices, programs, policies and arrangement generally made available by the Company in the future to its executives and key management employees at a level and on such terms as are commensurate with his positions, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing herein shall be construed as preventing the Company from amending or terminating any current or future employee benefit plan or arrangement. Unless otherwise agreed to in writing by the Executive, nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to paragraph (a) of this Section.

(f)	Vacations. The Executive shall be entitled to not less than four weeks’ paid vacation for each twelve-month period during the Term (prorated for partial years). The Executive shall also be entitled to all paid holidays and personal days given by the Company to its executives.

(g)	Services Furnished. The Company shall furnish the Executive with office space, stenographic assistance and such other facilities and services as shall be suitable to the Executive’s position and adequate for the performance of his duties as set forth in Section 3.
6.	Offices. The Executive shall serve without additional compensation as a director of the Company and, if elected or appointed, any of its subsidiaries, and in one or more executive offices of any of the Company’s subsidiaries, provided that the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is currently provided by the Company or any of its subsidiaries.

7.	Termination. The Executive’s employment hereunder may be terminated only under the following circumstances:
(a)	Death. The Executive’s employment hereunder shall terminate upon his death.

(b)	Disability. If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of six consecutive months and within thirty (30) days after written notice of such termination is received by the Executive (after the end of such six-month period) Executive shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate Executive’s employment hereunder.

(c)	Termination by the Company.
(i)	The Company may terminate the Executive’s employment hereunder with or without Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon (i) the willful and continued failure of Executive to substantially perform his duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or any such failure subsequent to Executive being delivered a Notice of Termination without Cause by the Company or delivering a Notice of Termination for Good Reason to the Company) after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties and Executive has not cured to the satisfaction of the Board any such failure that is capable of being cured in all respects within ten (10) days of receiving such written demand; (ii) the willful engaging by Executive in misconduct which is demonstrably and materially injurious to the Company or its affiliates; (iii) any act of willful dishonesty towards the Company that has a material adverse effect on the Company; (iv) Executive’s willful, material, knowing and intentional failure to comply with applicable laws with respect to the execution of the Company’s business operations; (v) Executive’s theft, fraud, embezzlement, dishonesty or similar conduct which has resulted or is likely to result in material damage to the Company or any of its affiliates or subsidiaries; (vi) Executive’s habitual intoxication or continued abuse of illegal drugs which materially interferes with Executive’s ability to perform his assigned duties and responsibilities; or (vii) Executive’s conviction of, or plea of guilty or no contest to, any felony. For purposes of this Section 7(c), no act or failure to act by Executive shall be considered “willful” unless done or omitted to be done by

Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company. Without in any way limiting the acts or failures to act which shall not be considered willful, any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for the Company (or upon the instructions of an officer of the Company) shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith in the best interests of the Company. “Cause” shall not include mere poor performance or underperformance of the Company, John A. Levin & Co., Inc., the Executive (other than in respect of an action or inaction specifically provided in the second sentence of this Section 7(c)(i)), or any funds, trading groups or other business units thereof. The Company must notify Executive of any event constituting Cause within thirty (30) days following the Company’s knowledge of its existence or such event shall not constitute Cause under this Agreement.
(ii)	The Company may not terminate the Executive for Cause under clauses (i)-(v) of Section 7(c)(i) above unless: (i) prior to the Date of Termination (as defined herein), the Company provides the Executive with a Notice of Termination (as defined herein) of its intent to consider termination of the Executive’s employment for Cause, including a description of the specific reasons which form the basis for such consideration; (ii) the Executive is given reasonable advance notice by the Board and shall have the opportunity to appear before the Board, with or without legal representation, at the Executive’s election, to present arguments and evidence on his own behalf; and (iii) the Board, by a majority of its members (excluding the Executive), determines in good faith that the actions or inactions of the Executive specified in the Notice of Termination occurred, that such actions or inactions constitute Cause, and that the Executive’s employment should accordingly be terminated for Cause.
(d)	Termination by the Executive.
(i)	The Executive may terminate his employment hereunder with or without Good Reason.

(ii)	For purposes of this Agreement, “Good Reason” shall mean
(A)	(1) any material diminution or material adverse change in the duties or responsibilities of the Executive, (2) any adverse change in the Executive’s titles or offices with the Company or reporting responsibilities or obligations, including, without limitation, any failure to nominate the Executive to the Board or removal of the Executive from the Board other than for an event or circumstance constituting Cause or (3) any assignment of duties or responsibilities that are materially inconsistent with the Executive’s position;

(B)	a reduction by the Company in the Executive’s rate of annual base salary (as provided in Section 5(a) hereof);

(C)	any requirement of the Company that the Executive be based anywhere other than the office where the Executive is located at the date of this Agreement, if such relocation increases the Executive’s commute by more than thirty-five (35) miles;

(D)	the failure by the Company or any of its affiliates to pay any compensation to the Executive within thirty (30) days of its becoming due hereunder;

(E)	the failure of the Company to grant to Executive any Sign-On Equity Grants pursuant to Section 5(c) hereof;

(F)	the failure of the Company to continue to provide the Executive participation in any employee benefit plans, fringe and perquisite plans, practices, programs, policies and arrangements at a level of participation equal to that generally provided to other executives and key management employees of the Company; or

(G)	the adoption by the Board of a plan of liquidation providing for the distribution of substantially all of the assets of the Company;
provided, that, in the case of any event described in clauses (A), (B), (D), (E) or (F) of this Section 7(d)(iii) which is an isolated, insubstantial and inadvertent event, the Company has not cured such change, reduction, requirement or failure within thirty (30) days after receiving written notice thereof from the Executive; and provided, further, that Executive may resign his employment for Good Reason if in connection with any Change in Control of the Company the successor does not assume this Agreement.
(e)	Any termination of the Executive’s employment by the Company or by the Executive (other than termination pursuant to subsection (a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 15. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(f)	“Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to subsection (b) above, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30)-day period), (iii) if the Executive’s employment is terminated pursuant to subsection (c) above, the date specified in the Notice of Termination; provided that if the Company terminates the Executive’s employment without Cause the Date of Termination shall not be less than thirty (30) days following the date such Notice of Termination is provided to the Executive, and (iv) if the Executive’s employment is terminated pursuant to subsection (d), the date specified in the Notice of Termination.
8.	Compensation Upon Termination or During Disability.
(a)	During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (“disability period”), the Executive shall continue to receive his full salary at the rate then in effect for such period until his employment is terminated pursuant to Section 7(b) hereof, provided that payments so made to the Executive during the first 180 days of the disability period shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under disability benefit plans of the Company or under the Social Security disability insurance program, and which amounts were not previously applied to reduce any such payment. In addition, upon termination pursuant to Section 7(b), the Company shall pay the Executive the Accrued Obligations (as defined in Section 8(b)) through the date of

Termination and the Sign-On Equity Grants shall not terminate and shall continue to vest in accordance with Section 5(c)(i) hereof.
(b)	If the Executive’s employment is terminated by his death, the Company shall pay to the Executive’s estate his (w) annual base salary through the Date of Termination, to the extent not previously paid, and if not yet paid, any annual bonus earned for the calendar year that preceded the Date of Termination (x) reimbursement for any unreimbursed business expenses incurred by the Executive prior to the Date of Termination that are subject to reimbursement pursuant to Section 5(d), (y) payment for vacation time accrued as of the Date of Termination but unused and (z) any other amount or benefit due under an employee benefit plan or arrangement maintained or provided by the Company; including the benefits and payments described in the Section 5(e) (such amounts under clauses (w), (x), (y) and (z), collectively the “Accrued Obligations”) in accordance with Section 12(c). In addition, upon termination pursuant to Section 7(a) the Sign-On Equity Grants shall not terminate and shall continue to vest in accordance with Section 5(c)(i) hereof.

(c)	If the Executive’s employment shall be terminated by the Company for Cause or by the Executive for other than Good Reason, the Company shall pay the Executive the Accrued Obligations (excluding any earned but unpaid bonus for a prior calendar year if the event or events giving rise to the termination for Cause occurred in whole or in part during such prior calendar year) through the Date of Termination and the Company shall have no further obligations to the Executive under this Agreement.

(d)	If (A) the Company shall terminate the Executive’s employment without Cause or (B) the Executive shall terminate his employment for Good Reason, then
(i)	the Company shall pay the Executive the Accrued Obligations through the Date of Termination at the rate at the time Notice of Termination is given; and

(ii)	the Company shall, not later than fifteen (15) business days following the Date of Termination, pay to the Executive in a lump sum an amount equal to his then current annual base salary.

(iii)	all unvested Sign On Equity Grants that would have become vested in accordance with Section 5(c)(i) hereof on the anniversary of the Effective Date next following the Date of Termination had the Executive remained employed with the Company through such anniversary of the Effective Date shall become vested as of the Date of Termination on a prorated basis determined on the basis of the number of months elapsed from the most recent anniversary of the Effective Date preceding the Date of Termination through the Date of Termination.
(e)	If, on or prior to October 6, 2005, the Company shall terminate the Executive in connection with any material adverse finding by the independent investigative firm retained by the Company prior to the Effective Date to perform a background check on the Executive involving the Executive’s conviction of, or plea of guilty or no contest to, any felony or crime of moral turpitude, liability for any securities law violation, sanctions by the Securities & Exchange Commission or similar regulatory body or bankruptcy or insolvency or any other finding which would reasonably be expected to be materially injurious to the business or reputation of the Company or its affiliates if the Executive were to continue to serve in the position and with the duties designated in Section 3 hereof, then the Executive’s employment may be terminated without any obligation owing to the Executive with respect to compensation (other than any accrued but unpaid salary) or benefits (including Sign-On Equity Grants).

(f)	All amounts under this Section 8 shall be conditioned upon the execution by the Executive of a standard release of the Company and its affiliates then being generally used by the Company.
9.	Mitigation/Offset. The Executive shall have no duty to mitigate any payments hereunder by seeking other employment or otherwise.

10.	Protection of the Company’s Interests.
(a)	As a condition of his employment, the Executive shall be required to execute the Company’s standard proprietary inventions and confidentiality agreement. The Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary in that, by reason of his employment hereunder, he may acquire confidential information and trade secrets concerning the operation of the Company or its affiliates or subsidiaries, the use or disclosure of which could cause the Company or its affiliates or subsidiaries substantial losses and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, the Executive covenants and agrees that he will not at any time, except in performance of his obligations hereunder, or with the prior written consent of the Board, or as otherwise required by law or in response to a lawful and valid subpoena or other legal process or other governmental or regulatory inquiry directly or indirectly disclose to any person, any confidential information that he may learn or has learned by reason of his association with the Company, or any of its predecessors, subsidiaries and affiliates. The term “confidential information” means any information not previously disclosed or otherwise available to the public or to the trade with respect to the Company’s, or any of its predecessors’, affiliates’ or subsidiaries’ products, facilities and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, financial information, business plans, prospects or opportunities.

(b)	The Executive confirms that all confidential information is and shall remain the exclusive property of the Company, its affiliates and subsidiaries. All business records, papers and documents kept or made by the Executive relating to the business of the Company, its predecessors, affiliates and subsidiaries shall be and remain the property of the Company. Upon the termination of his employment with the Company or upon the request of the Company at any time, the Executive shall promptly deliver to the Company, and shall not without the consent of the Board retain copies of, any written materials not made available to the public, or records and documents made by the Executive or coming into his possession concerning the business or affairs of the Company or any of its affiliates or subsidiaries; provided that the Executive may retain his contact list, address book and similar information, any non-proprietary documents he may have received as a director, and any personal information or files that he possessed prior to the Effective Date relating the money management or similar business.

(c)	During the Executive’s employment with the Company and for a period of six months following termination of employment for any reason during the Term (the “Restricted Period”), the Executive shall not, without the Board’s prior written consent, whether as owner, part owner, shareholder, partner, member, director, officer, trustee, employee, agent or consultant, or in any other capacity, on behalf of himself or any “Person” (as defined below) other than the Company or its “Affiliates” (as defined below):
(i)	compete, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, with the Company and/or its subsidiaries or Affiliates in the United States in the money management business (“Competitive Endeavor”) or undertake any planning for any business that would constitute a

Competitive Endeavor (for purposes hereof, the business of the Company and/or its subsidiaries or Affiliates shall include all products and services offered by the Company or any of its subsidiaries of Affiliates or under development);
(ii)	provide “Investment Management Services” (as defined below) to any Person that is a “Past Client,” “Present Client” or “Potential Client” (each as defined below); provided, however, that this clause (ii) shall not be applicable to Clients (including Potential Clients) who are also members of the “Immediate Family” (as defined below) of the Executive;

(iii)	directly or indirectly solicit or induce any Person for the purpose of (A) causing any funds (other than funds of which the Executive and/or members of his Immediate Family are the sole beneficial owners) with respect to which the Company or its Affiliates provides Investment Management Services to be withdrawn from such management, or (B) causing any “Client” (as defined below), including any Potential Client, not to engage the Company or any of its Affiliates to provide Investment Management Services for any additional funds; provided, however, that this clause (iii) shall not be applicable to Clients (including Potential Clients) who are also members of the Immediate Family of the Executive;

(iv)	directly or indirectly solicit or induce any Past Client on behalf of any Person other than the Company or its Affiliates for the purpose of providing Investment Management Services; provided, however, that this clause (iv) shall not be applicable to Past Clients who are also members of the Immediate Family of the Executive;

(v)	contact or communicate with, whether directly or indirectly, any Past, Present or Potential Clients in connection with Investment Management Services; provided, however, that this clause (v) shall not be applicable to Clients (including Potential Clients) who are also members of the Immediate Family of the Executive; or

(vi)	(A) directly or indirectly solicit or induce, or attempt to solicit or induce any employee or exclusive agent of, or exclusive consultant to, the Company or any of its Affiliates to terminate its, his or her relationship therewith, or (B) hire any employee, exclusive external researcher or similar exclusive agent or exclusive consultant who was employed by or acted as an external researcher or similar agent or consultant of the Company or its Affiliates at any time during the one year period preceding such hiring of such Person (excluding for all purposes of this sentence, secretaries and persons holding other similar positions).
For purposes of this Section 10,
the term “Past Client” shall mean at any particular time, any Person who at any point prior to such time is known to the Executive to have been an advisee or investment advisory customer of, or otherwise a recipient of Investment Management Services from, the Company or any of its Affiliates, but at such time is not an advisee or investment advisory customer or client of, or recipient of Investment Management Services from the Company or any of its Affiliates; provided however, that the term “Past Client” shall be limited to those Past Clients who were recipients of Investment Management Services, directly or indirectly, from the Company or its Affiliates at the date of termination of the Executive’s employment or at any time during the six (6) months immediately preceding the date of such termination;
the term “Potential Client” shall mean, at any particular time, any Person to whom the Company or any of its Affiliates, or any director, officer employee, agent or consultant (or persons acting in any similar capacity) of the Company or any such Affiliate (acting on its behalf), has, to the knowledge of the Executive, within six

(6) months prior to such time, offered (whether by means of a personal meeting or by telephone call, letter, written proposal or otherwise) to provide Investment Management Services, but who is not at such time an investment advisory customer of, or otherwise a recipient of Investment Management Services from, the Company or any of its Affiliates (directly or indirectly);
the term “Present Client” shall mean, at any particular time, any Person who is, to the knowledge of the Executive, at such time an advisee or investment advisory customer of, or otherwise a recipient of Investment Management Services from, the Company or its Affiliates (directly or indirectly);
the term “Client” shall mean all Past Clients, Present Clients and Potential Clients, subject to the following general rules: (i) with respect to each Client, the term shall also include any Persons which are known to the Executive to be Affiliates of such Client, directors, officers or employees of such Client or any such Affiliates thereof, or Persons who are members of the Immediate Family of any of the foregoing Persons or Affiliates of any of them; (ii) with respect to any Client that is a collective investment vehicle (provided that, for the avoidance of doubt, a 401(k) retirement plan shall not itself be considered a “collective investment vehicle” except to the extent the Executive (as applicable) has actual knowledge of the identities of investors therein), the term shall also include any investor or participant in such Client; and (iii) with respect to any Client that is a trust or similar entity, the term shall include the settler and each of the beneficiaries of such Client and the Affiliates and Immediate Family members of any such Persons (and, for the avoidance of doubt, the Company will provide the Executive with a list of “Clients” within five business days following the Executive’s termination of employment during the term hereof);
the term “Immediate Family” shall mean, with respect to any individual, such individual, the individual’s spouse; the descendants (natural or adoptive, of the whole or half blood) of such individual, such individual’s spouse and the parents (natural or adoptive) of such individual or such individual’s spouse; the grandparents and parents (natural or adoptive) of such individual or such individual’s spouse; the aunts and uncles of such individual or such individual’s spouse; and the siblings and their children (natural or adoptive) of such individual or such individual’s spouse;
the term “Investment Management Services” shall mean any services (including sub-advisory services) which involve (a) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds) of any Person other than the Company or its Affiliates for compensation and (b) the rendering of advice with respect to the investment and reinvestment of assets or funds (or any group of assets or funds) of any Person other than the Company or any of its Affiliates for compensation, and performing activities related or incidental thereto;
the term “Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, business trust, limited liability company, trust, unincorporated organization or government or a political subdivision, agency or instrumentally thereof or other entity or organization of any kind; and
the term “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with that first Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract, or otherwise.
Notwithstanding the provisions of this Section 10, the Executive may, following the termination of his employment, make personal investments in an enterprise which is competitive with the Company or its Affiliates, the shares or other equity interests of which are publicly traded provided his holdings therein, together with any holdings of his Affiliates and members of his Immediate Family, are less than three percent (3%) of the outstanding shares or comparable interests in such entity.
Upon any knowing, material violation of this Section 10, the Company shall have no further obligations to the Executive hereunder.

(d)	Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 10 may result in material irreparable injury to the Company or its affiliates or subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company, its affiliates or subsidiaries, shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 10 or such other relief as may be required to specifically enforce any of the covenants in this Section 10.

(e)	To the extent that any provision of this Section 10 is found by a court of competent jurisdiction to be unenforceable due to geographic scope, duration or otherwise, the relevant provision or provisions shall be deemed automatically modified to the minimum extent necessary to be held enforceable by such court.
11.	Scope of Agreement. Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company or its subsidiaries; provided, that any termination of the Executive’s employment shall be subject to all of the provisions of this Agreement.

12.	Assignment; Successors; Binding Agreement.
(a)	This Agreement shall not be assignable by the Executive.

(b)	This Agreement shall inure to the benefit of and be binding upon any successor or assign of the Company.

(c)	This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amount unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.
14.	Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

John C. Siciliano 955 Avondale Road San Marino, California 91108

If to the Company:

BKF Capital Group, Inc. 1 Rockefeller Plaza New York, NY 10020

Attn: General Counsel

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
17.	Code Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation) would cause the Executive to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company shall use its reasonable best efforts to reform such provision to preserve the intended tax treatment of the payments and benefits provided by this Agreement; provided that the Company shall: (i) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code and (ii) notify and consult with the Executive regarding such amendments or modifications prior to the effective date of any such change.

18.	Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by and construed under the laws of the State of New York without regard to its conflicts of law principles.

19.	Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

20.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

21.	Section Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

22.	Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

23.	Indemnification. The Executive shall be entitled to indemnification to the maximum extent allowed under the Company’s By-Laws and under the laws of the State of Delaware and on a basis (and subject to an indemnification agreement, if any) no less favorable than any other director or officer of the Company is indemnified by the Company. The Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries or his serving or having served any other enterprise or benefit plan as a director, officer, employee or fiduciary at the request of the Company. Notwithstanding anything to the contrary herein, the Executive’s rights under this section 23 shall survive the termination of his employment for any reason and the expiration of this Agreement for any reason.

[signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

BKF CAPITAL GROUP, INC.

By:	/s/ Anson M. Beard, Jr.

Name: Anson M. Beard, Jr.
Title: Chairman of the Board

Attest:

By:	/s/ Wendy W. Siciliano	/s/ John C. Siciliano

JOHN C. SICILIANO